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                                      April 5, 2005

Delaware Management Company,
a series of Delaware Management Business Trust
2005 Market Street
Philadelphia, PA 19103

        Re: Advisory Fee Waiver Agreement/Capital Appreciation Fund, a series of Lincoln Variable Insurance Products Trust

Ladies and Gentlemen:

        This letter agreement (the "Agreement") confirms the advisory fee waiver between the Capital Appreciation Fund (the "Fund"), a series of Lincoln Variable Insurance Products Trust (the "Trust"), and Delaware Management Company, a series of Delaware Management Business Trust (the "Adviser") with respect to the portfolio management of the Capital Appreciation Fund.

     1. Advisory Expense Waiver. The Adviser has agreed to waive a portion of the advisory fee payable to the Adviser under the Investment Management Agreement, dated as of May 1, 2003 ("Investment Management Agreement"), between the Fund and the Adviser, as set forth in the attached Schedule A.

     2. Term and Termination. This Agreement shall become effective on May 1, 2005 and shall continue for one year. The Agreement shall renew automatically for one-year terms unless the Trust or the Adviser provides written notice of the termination of the Agreement within 30 days of the end of the then-current term. In addition, this Agreement will terminate automatically in the event of the termination of the Investment Management Agreement or the termination of or amendment to the fee schedule of the Sub-Investment Management Agreement, dated as of April 30, 2003, between the Adviser and Janus Capital Management LLC.

     3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, provided that nothing in this Agreement shall be construed in a manner inconsistent with the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended.

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        Please indicate your approval of this Agreement by signing and returning a copy of this letter to the Fund.

                                       Very truly yours,

                                       CAPITAL APPRECIATION FUND, a series of
                                       Lincoln Variable Insurance Products Trust

                                       By:    /s/ Rise C.M. Taylor
                                              ----------------------------------
                                       Name:  Rise C.M. Taylor
                                       Title: Vice President


Agreed to:

DELAWARE MANAGEMENT COMPANY,
a series of Delaware
Management Business Trust

By:    /s/ Jude T. Driscoll
       -----------------------------------
Name:  Jude T. Driscoll
Title: President & Chief Executive Officer

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                                   Schedule A

Avg. Daily Net Assets of the Fund                         Waiver Amount*
---------------------------------                      -----------------
       First $250,000,000                                5 basis points
       Next $250,000,000                                10 basis points
       Next $250,000,000                                7.5 basis points
       Next $250,000,000                               12.5 basis points
       Next $500,000,000                                10 basis points
       Over $1,500,000,000                              10 basis points

*These amounts are stated on an annual basis.

In the event that the Advisory Fee Waiver Agreement, effective November 1, 2004, between the Fund and the Adviser is terminated at the end of that Agreement's initial one-year term (October 31, 2005), the Adviser agrees to waive the following amounts commencing on November 1, 2005 through the remainder of the term of this Agreement:

Avg. Daily Net Assets of the Fund                         Waiver Amount*
---------------------------------                      -----------------
       First $100,000,000                               15 basis points
       Next $150,000,000                                10 basis points
       Next $250,000,000                                15 basis points
       Next $250,000,000                                10 basis points
       Next $750,000,000                                15 basis points
       Over $1,500,000,000                              20 basis points

*These amounts are stated on an annual basis.